Exhibit 10.1

AMENDMENT TO

CIMAREX ENERGY CO.

CHANGE IN CONTROL SEVERANCE PLAN

(Amended and Restated December 9, 2009)

Cimarex Energy Co., a Delaware corporation (the “Company”), established the Cimarex Energy Co. Change in Control Severance Plan effective April 1, 2005, and amended and restated January 1, 2009 and December 9, 2009 (the “Plan”).  In Section 7.2 of the Plan, the Company reserved the right and power to amend the Plan from time to time for any reason prior to a Change in Control.  The Company wishes to amend the Plan as provided below.

RECITALS

1.             Section 4.3 of the Plan provides for certain additional payments by the Company in the form of a “Gross-Up Payment” relating to any “Excise Tax” imposed on certain Participants.

2.             The Board of Directors of the Company has determined to amend the Plan to eliminate any tax Gross-Up Payments and to replace that provision with a parachute payment “best pay” limitation as set forth below.

AMENDMENT

1.             Section 4.3, Certain Additional Payments by the Company, is hereby replaced in its entirety with the following:

4.3          Parachute Payments.

(a)           In the event that any payment or benefit received or to be received by the Participant from the Company (or an affiliate) under this Plan or otherwise (“Payments”) would be subject (in whole or part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be either (i) provided in full pursuant to the terms of this Plan or any other applicable agreement, or (ii) reduced to an amount equal to the greatest portion of the Payments that, if paid, would result in no portion of any Payment being subject to the Excise Tax (the “Reduced Amount”), whichever results in the receipt by the Participant, on a net after-tax basis (including, without limitation, any Excise Tax), of the greatest amount, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax.

(b)           Any reduction shall be made by agreement of the Company and the Participant first from Payments that are exempt from Section 409A of the Code, and only thereafter from Payments that are subject to Section 409A of the Code.  To the extent the reduction is made from Payments that are subject to Section 409A of the Code, the reduction shall first apply to any in-kind benefits (or reimbursements) beginning with the benefits (or reimbursements) to be paid latest in time; second, to Payments in the form of shares of common stock of the Company, beginning with shares to be delivered latest in time; third, with respect to cash Payments, beginning with the cash Payments to be made latest in time.

(c)           Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 4.3 shall be made by the Company in good faith based upon the advice of the independent public accountants for the Company, or other independent public accounting firm, or independent tax counsel designated by the Company (the “Independent Advisor”), whose determination shall be conclusive and binding on the Participant for all purposes.  The Company and the Participant shall furnish to the Independent Advisor such information and documents as may reasonably be requested in order to make any determinations under this Section 4.3.  The Company shall bear all costs for the determinations by the Independent Advisor.  If the Independent Advisor determines that Payments should be reduced to the Reduced Amount, the Company shall promptly give the Participant a copy of the detailed calculation.  If an underpayment is determined to have occurred, the Company shall immediately pay the Participant the underpaid amount.  If an overpayment is determined to have occurred, the Participant shall immediately repay the Company or its successor such excess.

IN WITNESS WHEREOF, this Amendment to the Cimarex Energy Co. Change in Control Severance Plan, amended and restated December 9, 2009, is effective as of March 19, 2013.

CIMAREX ENERGY CO.

ATTEST:

/s/ Mary Kay Rohrer	By:	/s/ Thomas E. Jorden
Mary Kay Rohrer		Thomas E. Jorden
Corporate Secretary		Chief Executive Officer and
President